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                                                                   EXHIBIT 10.18


                   KINGSVILLE DOME AND ROSITA MINES AGREEMENT

         This Kingsville Dome and Rosita Mines Agreement ("Agreement") is entered by and among the Texas Natural Resource Conservation Commission ("TNRCC"), the Texas Department of Health ("TDH"), URI, Inc. ("URI"), and the United States Fidelity & Guaranty Company ("USF&G").

                                    RECITALS

A. URI is the owner and operator of the Kingsville Dome and Rosita Mines located in Kleberg and Duval Counties, Texas, respectively.

B . The following are the outstanding Bonds issued by USF&G on behalf of the Kingsville Dome and Rosita Mines to provide assurance that funds will be available when needed for groundwater restoration, decommissioning, and, if applicable, for the long term care of the facility. By this Agreement, the Agencies agree that they cannot enforce in excess of the amounts set forth below against USF&G:

         On June 23, 2000, USF&G issued to TDH on behalf of the Kingsville Dome Mine the Surety Bond Rider to Performance Guarantee Bond (Bond No. 41-0130-40028-96-6) that has been in effect since December 2. 1996, in the penal sum of One Million Seven Hundred Forty One Thousand Five Hundred Forty Two Dollars ($1,741,542.00).

         On June 23, 2000, USF&G issued to TDH on behalf of the Rosita Mine the Surety Bond Rider to Performance Guarantee Bond (Bond No. 41-0130-40040-96-6) that has been in effect since November 26, 1996, in the penal sum of One Million Nine Hundred Nine Thousand Six Hundred Forty Three Dollars ($1,909,643.00).

C. URI, to induce USF&G, as Surety, to execute the Bonds on behalf of URI, executed and delivered a Master Surety Agreement for the benefit of Surety, dated November 25, 1996, pursuant to which URI, agreed to exonerate, hold harmless, indemnify and keep indemnified USF&G from and against any and all demands, claims, liabilities, losses and expenses of whatsoever kind or nature (including but not limited to, interest, court costs and counsel fees) imposed upon, sustained, or incurred by USF&G by reason of: (1) USF&G having executed, provided or procured Bonds in behalf of URI, Inc., or (2) URI, Inc.'s failure to perform or comply with any of the provisions of the Master Surety Agreement. By this document, URI, Inc. reaffirms its indemnity obligations under the Master Surety Agreement.

D. This Agreement is entered by USF&G and Agencies at the request of URI, which has acknowledged that it is financially unable to meet its obligations to continue groundwater restoration of the Kingsville Dome and Rosita Mines without this Agreement. This agreement does not replace or supersede any licenses, permits, or regulatory requirements already in place.

E. USF&G may have certain defenses to claims made under the Bonds, and it expressly reserves any and all defenses it may have or hereinafter acquire.

F. The purpose of this Agreement is, variously, to (1) facilitate the implementation and continuation of groundwater restoration of the Mines; (2) provide a mechanism for USF&G to receive an equivalent reduction in the penal sum of its liability under the Bonds in consideration of USF&G's funding of groundwater restoration costs of the Mines.

Now, therefore, the parties agree as follows:

1. INCORPORATION. The above Recitals are hereby incorporated into this Agreement.

2.       DEFINITIONS. The following terms shall have the meanings defined below:

         1.1 "Agencies" means collectively TNRCC and TDH.

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         1.2 "Bonds" means the Bonds described in Recital B.

         1.3 "Restoration Costs" means any reasonable costs directly associated with or necessary for groundwater restoration activities at the Mines. Costs that would not be allowed for bond reduction include, but are not limited to: salaries of personnel for time not directly relating to groundwater restoration at the Kingsville Dome and Rosita mines; travel to or activities regarding other URI sites; general and administrative costs; other holding costs; legal costs; costs of contesting TNRCC or TDH actions; and/or costs for the resumption of production operations.

         1.4 "Effective Date" means the date on which this Agreement has been executed by all of the parties.

         1.5 "Mines" means the Kingsville Dome Mine and the Rosita Mine.

         1.6 "Surety" means United States Fidelity & Guaranty Company.

         1.7 "TDH" means the Texas Department of Health.

         1.8 "TNRCC" means the Texas Natural Resource Conservation Commission.

         1.9 "URI" means URI, Inc.

         1.10 "USF&G" means the United States Fidelity & Guaranty Company.

3. FUNDING OF OPERATIONS. USF&G agrees, subject to the provisions contained herein, to fund reasonable restoration costs at the Kingsville Dome Mine and Rosita Mine as enumerated in Appendix A attached to and by this reference incorporated in this Agreement. In the event that




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URI is able to secure funds outside of USF&G, other than funds provided by URI's investor group that are specifically designated for general and administrative costs, other holding costs and/or for the resumption of production operations, URI will notify the TDH and TNRCC for a determination if these funds should be used to substitute or supplement funding by USF&G.

4. PERIOD OF FUNDING/TERM OF AGREEMENT. This agreement shall remain in force and effect from its effective date until December 31, 2001. In the event URI fails to meet the Performance Criteria set forth in Appendix B for a specific quarterly period and such Performance Criteria are not waived by the Agencies, the Agencies may terminate the Agreement with 10 days notice to URI. If the Agencies terminate the Agreement they shall notify USF&G of such action. This notification shall occur within 24 hours upon termination of the Agreement, and will be effective upon receipt by USF&G.

5. FORCE MAJEURE. URI shall not be deemed as failing to meet the Performance Criteria for a specific quarter due to any Act of God, war, strike, riot, electrical outage, accident, fire, explosion, flood, blockade, or other catastrophe hereafter "force majeure," beyond URI's reasonable-control. In the event of such force majeure, URI shall notify the Agencies of the event within 24 hours. Should such force majeure prevent or reduce groundwater restoration activities for the subsequent quarter, then the Agencies may terminate the Agreement with 10 days notice to URI.

6. RECORD KEEPING. URI shall include a summary of all reasonable restoration costs incurred during a quarter in the quarterly performance reports to the Agencies. URI will maintain complete records of reasonable expenditures made during the term of this Agreement and will make those records available upon request from the Agencies for auditing purposes.

7. INITIAL PAYMENT BY USF&G. USF&G is to pay the sum of $451,750 for groundwater restoration cost expenses and for capital expense for the reverse osmosis unit equipment at the Rosita Mine to be incurred during the period from July 1, 2000 through September 30, 2000, as shown in Appendix A. Such payment is to be made to URI on a periodic basis. TDH and TNRCC stipulate and agree that USF&G's obligations under the Bonds shall be reduced, dollar for dollar on October 2, 2000 for each amount USF&G has paid to URI, up to $451,750 during the period from July 1, 2000 through September 30, 2000 at the Kingsville Dome and Rosita Mines.

8. PROGRESS REPORTS, BOND REDUCTION AND FUTURE PAYMENTS TO URI, INC. On September 30, 2000 and each calendar quarter thereafter as set forth in Appendix C, TDH will provide USF&G with a written bond reduction notice ("bond reduction notice") in the format attached hereto as Appendix D. It is agreed by TDH that it will issue the bond notice reduction within 10 working days following the end of the calendar quarter contingent upon receiving USF&G's certification of quarterly advances to URI by the end of the calendar quarter, and the failure to do so shall constitute a material breach of this Agreement for which USF&G would thereafter have no further obligation to provide any further funding pursuant to this Agreement.

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The bond reduction notice will reduce the penal amount of the bonds on a dollar for dollar basis for restoration costs paid during the previous period. Penal sum reductions will be allocated to the appropriate bonds for the appropriate projects. Under no circumstance will the bond reduction for a preceding quarter exceed the reasonable restoration cost projections in Appendix A. URI shall provide a monthly groundwater restoration progress report in accordance with Appendix B, to the Agencies for each of the first two months of each quarter no later than the 10th working day of the following month. Commencing on September 30, 2000 and every three months thereafter until December 31, 2001, or by the amendment and extension of this Agreement by the parties, URI shall provide within 10 working days of the end of each calendar quarter to all parties, a quarterly report documenting groundwater restoration activities conducted and costs associated therewith that have occurred during that quarter. The TDH shall notify URI and USF&G of the appropriate quarterly bond adjustment. Failure to perform on the part of URI shall mean the failure to operate within agreed upon reasonable restoration cost projections within Appendix A or the failure to meet the Performance Criteria in Appendix B. If the Agencies, with good cause, disapprove URI's performance, or reasonable restoration costs, the TDH may adjust the next quarter's bond reduction amount. At the conclusion of the last quarter, the Agencies shall not reduce the bond amount until they have completed the performance and financial reviews of the last quarter's data.

9. RECONCILIATION OF EXTRAORDINARY EXPENSES. Upon receipt of a quarterly performance or progress report, the Agencies may review all costs and expenditures. The Agencies may require additional information from URI regarding extraordinary expenses. Although USF&G will receive a reduction in the bonds' penal sum, dollar for dollar, for costs paid during the previous period, upon identification and validation of these extraordinary expenses by the Agencies, the bond reductions will be adjusted in a following quarter for expenses disallowed by the Agencies.

10. PERIODIC REPORTING BY USF&G. Contemporaneously with funding, USF&G will provide to TNRCC and TDH a certification of quarterly advances under this Agreement to URI by the end of each calendar quarter.

11. SURETY NOT AN OWNER OR OPERATOR. USF&G shall not be an "owner" or "operator" of the Mines by virtue of execution and delivery of and performance of its obligations under this Agreement. The parties' execution and delivery of this Agreement is not intended to make USF&G an "owner" or "operator." USF&G's role as Surety will not in any way make it responsible for any operation of the Mines, nor will it own any part of the Mines.

12. RESERVATION OF DEFENSES. USF&G's execution, delivery and performance under this Agreement shall not constitute, nor be deemed to constitute, an admission of liability or a waiver of any claims or defenses which USF&G may assert or have against URI, Inc., any indemnitors, or against claims made against USF&G under the Bond. The Agencies' execution, delivery or performance under this Agreement shall not constitute, nor be deemed to constitute, an admission of liability or waiver of any claims or defenses which the Agencies may assert or have against URI, Inc. relative to the Kingsville Dome and/or Rosita Mines, or USF&G.

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13. BANKRUPTCY OF URI.

         13.1 It is the express desire, intent, and agreement of the parties (TNRCC/TDH, URI and USF&G) that in the event URI shall become a Debtor in a bankruptcy proceeding (by virtue of either the commencement of a voluntary or an involuntary petition) the rights of TNRCC/TDH and USF&G shall remain as unaffected as possible with respect to their mutual obligations under these Bonds. Accordingly, as a material element of this Agreement, the parties expressly agree and covenant as follows:

         13.2. URI will enter into a Stipulation satisfactory to TNRCC/TDH and USF&G setting forth sufficient facts to demonstrate its acknowledgment that the parties would not have entered into this Agreement absent such stipulation. The Stipulation shall further recite that, should URI become a Debtor in a Chapter 11 bankruptcy proceeding, it shall elect at the earliest of (1) sixty (60) days from the Petition date or (2) thirty (30) days from the entry of the Order for Relief in the instance where an involuntary petition is commenced to assume or reject this Agreement as an executory contract.

         13.3. URI and USF&G further agree that they shall take no action directly or indirectly to prevent the Bankruptcy Court from ordering URI to make such an accelerated election regarding assumption or rejection of this Agreement in accordance with the time frame set forth above in paragraph 13.2.

         13.4. In the event URI elects to assume this executory contract, URI shall cure any pending defaults within 30 days of the date it makes said election to assume (irrespective of the date of the entry of the Order approving assumption). In the event the Bonds are called, USF&G shall be entitled to a full credit against the face amount of the Bonds for any partial payments distributed previously to URI in accordance with this Agreement.

         13.5. In the event URI elects to reject this executory contract, the parties agree that each will have whatever rights and obligations they have under this Agreement, the Bonds, and applicable law.

         13.6. All parties further acknowledge that the obligation of USF&G under these Bonds constitutes an independent obligation of USF&G as a surety in favor of TNRCC/TDH. URI further covenants that in its legal opinion, should URI become a debtor in a bankruptcy proceeding, that these Bonds constitute independent obligations of USF&G and would not constitute assets of URI's bankruptcy estate. URI further covenants that it shall take no action either directly or indirectly to controvert any position taken in the Bankruptcy Court by TNRCC/TDH that these Bonds are not property of URI's bankruptcy estate.

         13.7. URI and USF&G acknowledge that there have been extensive confidential settlement communications, privileged under Federal Rule of Evidence 408, leading up to the

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execution of this Agreement. URI, USF&G, and TNRCC/TDH further covenant that they shall never seek to introduce evidence of any prior negotiations that led up to this Agreement (by way of example but not by limitation, introduction of previous drafts of this settlement agreement as parole evidence).


14. NOTICES. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement must be sent by: (a) registered or certified delivery mail, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section; or (b) personal delivery. Mailed notice shall be effective on the third (3rd) day following the date of mailing. Personal delivery shall be effective on the date of receipt. Notices shall be mailed to the following:

                               Texas Natural Resource Conservation Commission c/o Alice Rogers, Manager
                               UIC and Radioactive Waste Section
                               MC 131
                               PO Box 13087

      AUSTIN, TX 78711-3087
                               or at

                     12100 PARK 35 CIRCLE, ROOM 500, BLDG. F
                               Austin TX 78753

                               Texas Department of Health
                               c/o Richard Ratliff, P.E., Chief
                               Bureau of Radiation Control
                               1100 West 49th Street
                               Austin, TX 78756

                               United States Fidelity & Guaranty Company
                               c/o St. Paul Surety-Claim (MC41)
                               Matthew L. Silverstein, Esquire
                               5801 Smith Avenue
                               Baltimore, MD 21209

                               Mark Pelizza
                               URI, Inc.
                               12750 Merit Dr., Ste. 720
                               LB 12
                               Dallas, Texas 75251


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                               Alfred C. Chidester-Corporate Counsel
                               c/o Baker & Hostetler
                               303 E. 17th Ave., Ste. 1100
                               Denver, Colorado 80203-1264

and copy to:                   R. Kinnan Golemon
                               Brown McCarroll & Oaks Hartline, L.L.P.
                               111 Congress Ave., Ste. 1400
                               Austin, Texas 78701-4043

15. BINDING EFFECT OF OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

16. WHOLE AGREEMENT. There are no terms or conditions of this Agreement, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement. This Agreement shall not be construed or interpreted to be for the benefit of any third party, and no third party shall have the right to enforce this Agreement without the consent of all of the parties.

17. MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement. Delivery of an executed copy of this Agreement via facsimile or other electronic transmission shall be deemed effective delivery.

18. SEVERABILITY. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or the State of Texas, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

19. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the United States and the State of Texas to the extent that such laws do not conflict with the laws of the United States. Nothing in this Agreement shall relieve URI of its obligations under the rules and regulations of TNRCC or TDH or from the requirements of TNRCC Permits UR02827, WDW 248, UR02880, WDW 250, or TDH License L03653.

20. DATES. Any date that falls on a weekend or a State of Texas holiday shall mean the next regular State of Texas business day following that date.

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The parties have executed this Agreement effective as of October 11, 2000.





/s/ Jeffrey A. Saitas, P.E., Executive Director         /s/ Richard Ratliff, P.E., Chief
Texas Natural Resource Conservation Commission              Bureau of Radiation Control
                                                            Texas Department of Health


/s/ Paul K. Willmott, President and                     /s/ Matthew L. Silverstein, Surety Attorney
Chief Executive Officer, URI, Inc.                          United States Fidelity and Guaranty



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